Press Release

Aspen Appoints Three New Directors, Strengthens Management in Bermuda

Stuart Sinclair, John Cavoores and Glyn Jones join the Board of
Aspen Insurance Holdings Limited

Hamilton, Bermuda, November 2, 2006 — Aspen Insurance Holdings Limited (‘‘Aspen’’) (NYSE:AHL; BSX:AHL BH) today announces the appointment of three new directors: Stuart Sinclair, President and Chief Operating Officer of Aspen, John Cavoores, the former President and Chief Executive Officer of OneBeacon Insurance Company, and Glyn Jones, the former CEO of Thames River Capital and Gartmore Investment Management, join the Board of Aspen Insurance Holdings Limited with immediate effect.

Commenting on these appointments, Paul Myners, Aspen’s Chairman, said, ‘‘I am delighted to announce the appointment of three new directors, which will strengthen further the Aspen Board. Stuart, John, and Glyn bring a wealth of knowledge and experience to the Board as we continue to pursue our strategy of diversification and profitable growth. As an Executive Director, Stuart will be able to leverage his significant industry experience and daily role as Aspen’s President and Chief Operating Officer to make a significant contribution to the management team and serve as a valuable member of the Board. John is a seasoned insurance executive with more than twenty five years working in an underwriting or senior management capacity, and Glyn’s experience as a former Chief Executive Officer within a number of major financial institutions will provide the Board with additional perspective and expertise in financial institutions and investment markets as Aspen continues to mature. I look forward to working closely with them.’’

In addition, and reflecting the continuing growth of Aspen’s underwriting activities in Bermuda, Julian Cusack, Aspen’s Chief Financial Officer and Chief Executive Officer of its Bermuda-based operating company, Aspen Insurance Limited (‘‘AIL’’), is appointed to the expanded role of Chairman and CEO of AIL. He will assume this new responsibility once his successor as Chief Financial Officer is appointed and after a suitable hand-over period. He will also continue to chair the Company’s Reserving Committee in his new position. A search is already under way. Until that time, Mr. Cusack will continue to serve as Chief Financial Officer.

Commenting on this change, Chris O’Kane, Aspen’s Chief Executive Officer said, ‘‘Aspen’s underwriting business in Bermuda has grown rapidly over recent years. Together with Julian, we have recognized the need to create a new, dedicated executive role that is focused on continuing to grow our business in Bermuda and I am delighted that he is to take up the expanded role as Chairman and CEO of AIL once his successor as Group CFO is appointed. As CFO since Aspen’s formation in 2002, Julian has made many valuable contributions to the company, not least of which was his critical role in building our Bermuda operating company to the point where it is the largest company, in terms of balance sheet size, in the Aspen Group. I am pleased that we will continue to benefit from his considerable insight and expertise, in particular through his continuing to Chair the Company’s Reserving Committee.’’

Including these appointments, Aspen now has 13 Directors on its Board. Mr. Cavoores will be a member of the Board’s Investment Committee and Risk Committee. Mr. Jones will be a member of the Board’s Compensation and Investment Committees.

Notes to Editors

About Julian Cusack

Mr. Cusack, 55, has been Aspen’s Chief Financial Officer and a director since the formation of the company in June 2002. He has been the Chief Executive Officer of Aspen Insurance Bermuda, Limited since 2002. From 2002 until March 31, 2004, he was also Finance Director of Aspen Re. Mr. Cusack previously worked at Wellington where he was Managing Director of Wellington Underwriting Agencies Ltd. from 1992 to 1996, and in 1994 joined the board of directors of Wellington Underwriting Holdings Limited. He was Group Finance Director of Wellington Underwriting plc from 1996 to 2002.

About John Cavoores

Mr. Cavoores, 49, is currently an advisor to Blackstone, one of Aspen’s shareholders, advising on current portfolio investments (including Aspen) and new opportunities. Mr. Cavoores has 27 years of experience in the insurance industry and recently served as President and Chief Executive Officer of OneBeacon Insurance Company, a subsidiary of White Mountains Insurance Group. Among his other positions, Mr. Cavoores was President of National Union Insurance Company, a subsidiary of American International Group (AIG). He spent 19 years at Chubb Insurance Group, where he served as Chief Underwriting Officer, and Executive Vice President and Managing Director of overseas operations, based in London. Mr. Cavoores holds a BA degree in economics from Holy Cross.

About Glyn Jones

Mr. Jones, 54, was most recently the Chief Executive Officer of Thames River Capital. From 2000 to 2004 he served as Chief Executive Officer of Gartmore Investment Management in the UK where he developed a successful strategy and improved operating efficiencies. Prior to Gartmore, Mr. Jones was Chief Executive of Coutts NatWest Group and Coutts Group, which he joined in 1997 and was accountable for strategic leadership, business performance and risk management.

Mr. Jones was a consulting partner with Coopers & Lybrand/Deloitte Haskins & Sells Management Consultants from 1981 to 1990. In 1991 he joined Standard Chartered, later becoming the General Manager of Global Private Banking. Mr. Jones holds an MA in Economics and Social Sciences from Cambridge and is a Fellow of the Institute of Chartered Accountants in England and Wales.

About Stuart Sinclair

Prior to his August 7, 2006 appointment as President and Chief Operating Officer of Aspen, Mr. Sinclair, 53, was most recently President and CEO, Greater China, GE Financial Services, which is part of GE Capital. Previously, he served as President and UK Chief Executive of GE Consumer Finance. Before joining GE Capital, Mr. Sinclair held several positions at Royal Bank of Scotland, including CEO of Tesco Personal Finance.

In addition to his recent work experience, Mr. Sinclair has held a number of management consultancy roles at firms based in the United States, including Mercer Management Consulting. He was also an International Economist, lecturing at the University of Reading and advising the Saudi Arabian Foreign Ministry. Mr. Sinclair holds an MBA from UCLA, an MA in Economic Development from Rutgers University and an MA in Economics from the University of Aberdeen.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and specialty insurance and reinsurance consisting mainly of marine and energy and aviation worldwide. Aspen’s operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen’s principal existing founding shareholders include The Blackstone Group, Candover Partners Limited and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company’s website at www.aspen.bm.

-Ends-

Contact:
Aspen Insurance Holdings Limited Noah Fields, Head of Investor Relations	T +1 441 297 9382

OR
North American Contact:
The Abernathy MacGregor Group Eliza Johnson	T +1 212 371 5999

OR
European Contact: Maitland Brian Hudspith	T +44 20 7379 5151